                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            FAROUDJA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 FAROUDJA, INC.
                               750 Palomar Avenue
                             Sunnyvale, California

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The 1999 Annual Meeting of Stockholders of FAROUDJA, INC. (the "Company") will be held at the offices of the Company, 750 Palomar Avenue, Sunnyvale, California, on Thursday, June 10, 1999, beginning at 9:00 A.M. local time, for the following purposes:

    1. To elect one nominee to serve as director of the Company for a three-year term and until his successor shall be elected and qualified;

    2. To approve an amendment to the Company's 1997 Performance Stock Option Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 16, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors.

                                          /s/ Kenneth S. Boschwitz

                                          Kenneth S. Boschwitz
                                          VICE PRESIDENT--BUSINESS DEVELOPMENT,
                                            GENERAL COUNSEL & SECRETARY

Sunnyvale, California
May 7, 1999

                             YOUR VOTE IS IMPORTANT
    YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, THE PROXY IS REVOCABLE.

                                 FAROUDJA, INC.
                                ----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999

                             ---------------------

    This Proxy Statement is furnished to the stockholders of FAROUDJA, INC. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the offices of the Company, located at 750 Palomar Avenue, Sunnyvale, California, on June 10, 1999, beginning at 9:00 A.M. local time, and at any adjournment thereof.

    Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Secretary of the Company prior to the meeting, and are solicited by and on behalf of the Board of Directors of the Company. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of one director and the proposed amendment to the Company's 1997 Performance Stock Option Plan. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting. Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the nominee receiving the greatest number of votes cast will be elected to the Board. The affirmative vote of the holders of a majority of the shares of common stock, $.001 par value per share (the "Common Stock"), represented at the Annual Meeting is necessary for approving the proposed amendment to the Company's 1997 Performance Stock Option Plan.

    For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals. Abstention, therefore, has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy, those shares will not be included in the vote totals and therefore will have no effect on the vote.

    The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone, telegraph, and by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

    On April 16, 1999, the Company had 12,242,597 shares of Common Stock outstanding, and there were no outstanding shares of any other class of stock. Each holder of the Common Stock is entitled to one vote for each share of such stock held. Only stockholders of record at the close of business on April 16, 1999 will be entitled to vote at the Annual Meeting. A majority of the outstanding shares, whether present in person or by proxy, is required for a quorum to transact business at the meeting.

    The Company intends to cause this Proxy Statement to be mailed to stockholders on or about May 7, 1999.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 1999 for (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) the Chief Executive Officer and those persons who were, at December 31, 1998, the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") and
(iv) all executive officers and directors as a group. As of March 31, 1999, a total of 12,242,597 shares of the Company's Common Stock were issued and outstanding. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Faroudja, Inc., 750 Palomar Avenue, Sunnyvale, California 94086.

                                                                                              BENEFICIAL OWNERSHIP(1)
BENEFICIAL OWNER                                                                                SHARES      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Yves C. Faroudja(2).........................................................................   1,969,028        15.2%
Kevin B. Kimberlin(3).......................................................................   1,146,655         8.9
Merv L. Adelson(4)(5).......................................................................     945,029         7.3
Adelson Investors, LLC(4)(6)................................................................     884,680         6.8
  10900 Wilshire Boulevard
  Los Angeles, California 90024
S3 Incorporated.............................................................................     833,334         6.4
  2801 Mission College Boulevard
  Santa Clara, California 95052
Oshkim Limited Partners, L.P.(3)............................................................     789,205         6.1
Michael J. Moone(7).........................................................................     288,463         2.2
Glenn W. Marschel(8)........................................................................     235,116         1.8
William J. Turner(9)........................................................................     199,779         1.5
William N. Sick, Jr.(10)....................................................................     146,147         1.1
Donald S. Butler(11)........................................................................      95,168       *
Matthew D. Miller(12).......................................................................      72,909       *
Thomas A. Harvey(13)........................................................................      51,270       *
Kenneth S. Boschwitz(14)....................................................................      44,604       *
Stuart D. Buchalter(4)(15)..................................................................      15,993       *
All directors and executive officers as a group (14 persons)(16)............................   5,110,665        39.5%

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding.

(2) Mr. Faroudja holds 1,882,500 shares jointly with his spouse. Includes 77,778 shares issuable upon exercise of warrants and 8,750 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 1999.

(3) Mr. Kimberlin is the general partner of Oshkim Limited Partners, L.P. and exercises voting and investment power over the shares held by this entity.

(4) Mr. Adelson is the Managing Member of Adelson Investors, LLC and exercises sole voting and investment power over the shares held by that entity. Mr. Buchalter is an officer of Adelson Investors, LLC and has an interest in the profits of such firm, but does not exercise voting or investment power over the shares held by the entity.

(5) Includes 5,249 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999, 21,718 shares issuable upon exercise of a warrant granted to Adelson Investors, LLC under a consulting agreement (the "Adelson Warrant") and 53,618 shares that Mr. Adelson holds jointly with his spouse. Does not include 1,266 shares subject to options granted to Mr. Adelson or 43,434 shares subject to the Adelson Warrant that are not currently exercisable.

(6) Includes 21,718 shares issuable upon exercise of the Adelson Warrant.

(7) Includes 288,463 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999.

(8) Includes 158,333 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 241,667 shares subject to options granted to Mr. Marschel that are not currently exercisable.

(9) Includes 11,109 shares held jointly with Mr. Turner's spouse.

(10) Includes 20,451 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 5,609 shares subject to options granted to Mr. Sick that are not currently exercisable. Includes 11,342 shares held by Business Resources International where Mr. Sick is the Chairman and Chief Executive Officer. Mr. Sick's term as a director ends at the 1999 Annual Meeting of Stockholders and he has chosen not to stand for re-election.

(11) Includes 93,619 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 142,345 shares subject to options granted to Mr. Butler that are not currently exercisable.

(12) Includes 15,666 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 1,266 shares subject to options granted to Mr. Miller that are not currently exercisable. Mr. Miller's term as a director ends at the 1999 Annual Meeting of Stockholders and he has chosen not to stand for re-election.

(13) Includes 47,917 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 92,083 shares subject to options granted to Mr. Harvey that are not currently exercisable.

(14) Includes 38,333 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999. Does not include 81,667 shares subject to options granted to Mr. Boschwitz that are not currently exercisable. Includes 1,000 shares held by Mr. Boschwitz in trust for his nieces, as to which shares Mr. Boschwitz disclaims beneficial ownership.

(15) Includes 5,249 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999 granted to Mr. Buchalter. Does not include 1,266 shares subject to options granted to Mr. Buchalter that are not currently exercisable.

(16) All directors and executive officers as a group hold options and warrants to purchase 682,030 shares of Common Stock, which options and warrants will vest within 60 days of March 31, 1999 and options and warrants to purchase 871,919 shares of the Company, which options and warrants will not have vested within 60 days of March 31, 1999.

                             ELECTION OF DIRECTORS

    The Company's Bylaws, as amended, provide for a classified Board of Directors with no fewer than six and no more than nine directors, consisting of three classes of directors with each director serving a three-year term. The Board of Directors has determined that the Board will consist of six directors following the 1999 Annual Meeting of Stockholders. The Board can increase its size and elect additional directors if candidates are identified whose service would be valuable to the Company. Yves Faroudja and Stuart Buchalter are serving as directors for terms expiring at the 2000 Annual Meeting of Stockholders. Merv Adelson, Kevin Kimberlin and William Turner are serving as directors for terms expiring at the 2001 Annual Meeting of Stockholders. Glenn Marschel is serving as a director with a term expiring at the 1999 Annual Meeting of Stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed directors whose terms are expiring. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

    The Board of Directors has nominated Glenn Marschel for election to the Board of Directors for a three-year term that will expire at the 2002 Annual Meeting of Stockholders. The nominee has indicated his willingness to serve and Proxies will be voted for the election of the nominee unless instructions are given on the Proxy to withhold authority to vote for him.

    Nominations for the election of directors for the 1999 Annual Meeting, other than nominations by the Board of Directors, must have been made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal offices. Such notice must have been received no later than the close of business on April 11, 1999, sixty days before the anniversary of last year's Annual Meeting of Stockholders, as required by the Company's Bylaws. For subsequent annual meetings, a stockholder must give notice to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting. Such stockholder's notice must be in writing, and set forth as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934 ("Exchange Act"). This information includes, but is not limited to, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. Such stockholder notice must also set forth the name and address of the nominating stockholder, as they appear on the Company's books, and the class and number of shares of common stock beneficially owned by such stockholder.

    The following table sets forth certain information with respect to the nominees for director and the other directors of the Company.

                             THE BOARD OF DIRECTORS

NAME                                                            PRINCIPAL OCCUPATION
---------------------------------  ------------------------------------------------------------------------------
Glenn W. Marschel, Jr............  Glenn W. Marschel, Jr. (age 52) has served as President, Chief Executive
                                   Officer and Co-Chairman of the Board of Directors since joining the Company in
                                   October 1998. He has served as Executive Chairman of the Board of Directors of
                                   Additech, Inc., a petrochemicals company, since October 1997. From December
                                   1995 to August 1997 Mr. Marschel was President and Chief Executive Officer of
                                   Paging Network, Inc., a telecommunications company, and from April 1995 to
                                   November 1995 he served as Vice Chairman of First Financial Management
                                   Company, a company in the credit report and collections business. Prior thereto, from January 1972 to January 1995, Mr. Marschel held positions of increasing responsibility at Automatic Data Processing, Inc., a computer and information systems company, last serving as President of ADP's Employer
                                   Services Group. Mr. Marschel is also a director of Sabre Group Holdings, Inc.

NAME                                                            PRINCIPAL OCCUPATION
---------------------------------  ------------------------------------------------------------------------------
Yves C. Faroudja.................  Yves C. Faroudja (age 65) is co-founder of the Company and has served as a director of the Company since its inception in 1971. Mr. Faroudja served as the Company's President from 1971 to July 1996 and has been the Company's
                                   Chief Technical Officer (CTO) since July 1996. Mr. Faroudja has served as
                                   Co-Chairman of the Board of Directors since October 1998, and is currently
                                   Chairman of the Board's Executive Committee.

Merv L. Adelson..................  Merv L. Adelson (age 69) has served as a director of the Company since
                                   September 1996. Mr. Adelson has been Chairman of East-West Capital Associates,
                                   Inc., a private investment banking company, since 1989. Mr. Adelson has been a director of Time Warner, Inc., a media and communication corporation, since
                                   1989. Mr. Adelson served as Vice Chairman of Warner Communications, Inc. from
                                   January 1989 through August 1991. Previously, he was Chairman and Chief
                                   Executive Officer of Lorimar Telepictures Corporation, an entertainment firm.
                                   Mr. Adelson is a director of 7th Street.com, an Internet learning company. Mr.
                                   Adelson has served as a Managing Member of Adelson Investors, LLC, a private venture capital fund, since February 1996.

Stuart D. Buchalter..............  Stuart D. Buchalter (age 61) has served as a director of the Company since
                                   April 1996. Mr. Buchalter has been Of Counsel with the California law firm of
                                   Buchalter, Nemer, Fields & Younger, a Professional Corporation, since August
                                   1980. He has been an officer of East-West Capital Associates, Inc. since
                                   February 1996. From August 1980 to June 1993, he served as Chairman of the
                                   Board of Directors and Chief Executive Officer of Standard Brands Paint
                                   Company, a paint retailer and manufacturer. Mr. Buchalter is a director of
                                   Authentic Fitness Corp., an athletic apparel manufacturer, City National
                                   Corp., the holding company for City National Bank, Earl Scheib, Inc., an automotive painting company, and e4L, Inc. (formerly National Media
                                   Corporation), a direct response marketing company. He is also Vice-Chairman of the Board of Trustees of Otis College of Art and Design.

Kevin B. Kimberlin...............  Kevin B. Kimberlin (age 46) has served as a director of the Company since
                                   December 1995. Since 1991, Mr. Kimberlin has been Chairman of Spencer Trask
                                   Holdings, Inc., an investment banking firm. Mr. Kimberlin is a co-founder of
                                   Ciena Corporation, Myriad Genetics and The Immune Response Corporation. He has
                                   been a director of The Immune Response Corporation since 1986.

William J. Turner................  William J. Turner (age 55) served as Chairman of the Board of Directors of the
                                   Company from December 1995 to October 1998 and continues to serve as a director of the Company. From November 1989 to the present, Mr. Turner has been chairman of Turner & Partners, a management and financial consulting company. In February 1997, Mr. Turner also became a co-founder and co-manager of Signature Capital, LLC, a venture capital company (Signature Capital). From
                                   1983 to 1989, Mr. Turner was the President, Chief Operating Officer and a
                                   director of Automatic Data Processing, Inc., a computer and information services firm. Mr. Turner is currently a director of Federal Home Loan
                                   Mortgage Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has three standing committees; the Executive Committee, the Audit Committee and the Compensation Committee.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors reviews and monitors the Company's annual operating and capital expense budgets, and acts as the Board of Directors' nominating committee with respect to the selection of independent directors. Merv Adelson and Yves Faroudja are the members of the Executive Committee and Yves Faroudja is its chairman. During the Company's fiscal year ended December 31, 1998 ("Fiscal 1998"), the Executive Committee held one meeting.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors (i) reviews the results and scope of the annual audit and other services provided by the Company's independent auditors; (ii) reviews and evaluates the Company's internal audit and control functions; and (iii) monitors transactions between the Company and its employees, officers and directors. Kevin B. Kimberlin and Stuart D. Buchalter are the members of the Audit Committee. During Fiscal 1998, the Audit Committee held four meetings.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors administers the Company's stock option and stock purchase plans and designates compensation levels for the Company's executive officers and directors. William J. Turner and William N. Sick are the members of the Compensation Committee. During Fiscal 1998, the Compensation Committee held two meetings.

MEETINGS, ATTENDANCE AND FEES

    During Fiscal 1998, the Board of Directors held five meetings. No director attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he served.

    Prior to August 1997, directors received no fees for serving on the Board of Directors but were reimbursed for reasonable expenses incurred by them in attending Board of Directors and Committee meetings. Commencing in August 1997, each non-employee director receives an annual retainer of $7,500, payable in Common Stock on the day after the Annual Meeting of Stockholders. The Company determines the number of shares to be issued as the annual retainer based on the closing price of the Common Stock on the day of the Annual Meeting of Stockholders. The Company believes that the actual value of the retainer stock is approximately one-third less than the closing price of the Common Stock, because the shares issued to directors are not registered and therefore subject to significant resale restrictions. In addition, each non-employee director receives $650 for each Board of Directors meeting attended, $375 for each Committee meeting attended and reimbursement for reasonable expenses incurred in attending Board of Directors and Committee meetings. Non-employee directors are also eligible to participate in the 1997 Non-Employee Directors Stock Option Plan. On July 30, 1998 the Company issued 732 shares of its Common Stock to each of Stuart D. Buchalter, Merv Adelson, Kevin B. Kimberlin, Matthew D. Miller, William N. Sick and William J. Turner as their annual retainer for serving as directors of the Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under Delaware Law, including in those circumstances where indemnification would otherwise be discretionary. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements, and the Company has entered into indemnification agreements with each of its officers and directors that are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses reasonably expected to be incurred in defending any proceeding against them for which they would receive indemnification. The Company has obtained directors and officers liability insurance with respect to certain matters, including matters arising under the Securities Act.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during Fiscal 1998, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors, other than those identified above, served as members of the Compensation Committee during Fiscal 1998. No member of that Committee was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by the Company during Fiscal 1998 to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                     ANNUAL COMPENSATION(1)                           SECURITIES
                              -------------------------------------   OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)       BONUS        COMPENSATION    OPTIONS(#)    COMPENSATION(2)
----------------------------  ---------  ----------  --------------  --------------  -------------  ----------------
Glenn W. Marschel, Jr. .           1998  $   51,846          --       $   8,649(4)      400,000      $     5,000
  President, Chief Executive
  Officer and Director(3)

Yves C. Faroudja ...........       1998     137,444          --              --          22,500(6)           481
  Chief Technical Officer          1997     196,787          --              --              --            4,620
  and Director(5)                  1996     198,500          --              --              --            2,464

Michael J. Moone ...........       1998     255,387          --              --              --            5,000
  President, Chief Executive       1997     247,913  $  200,000              --              --            4,740
  Officer and Director(7)          1996      73,904     150,000              --         528,932(8)         4,750

Donald S. Butler ...........       1998     228,626      69,000(10)          --              --            5,000
  Senior Vice President--          1997     212,196      55,000              --              --            2,750
  Engineering(9)                   1996     125,564      30,000              --         195,964(8)            --

Thomas A. Harvey ...........       1998     200,000       5,000              --              --               --
  Vice President--Sales and        1997      77,177      68,000              --         100,000(6)            --
  Marketing(11)

Kenneth S. Boschwitz .......       1998     155,570       5,000              --              --            5,000
  Vice President-- Business        1997      84,099      25,000              --          80,000(6)         5,000
  Development, General
  Counsel & Secretary(12)

------------------------

 (1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus for such officer. The bonus for each executive varies annually based on a variety of factors.

 (2) Represents matching contributions by the Company under the 401(k) plan.

 (3) Mr. Marschel joined the Company in October 1998 and the amount reported represents his salary on a pro-rated basis based on an annual salary of $240,000. Includes a grant of options in 1998 to purchase 281,250 shares under the 1997 Performance Stock Option Plan ("1997 Option Plan") at an exercise price of $3.75, which vest over three years. In addition, Mr. Marschel was granted options to purchase 118,750 shares at an exercise price of $3.75, of which options to purchase 100,000 shares vested immediately and the balance vest over three years.

 (4) Comprised of $1,954 for use of a Company leased automobile and $6,695 for temporary housing expenses.

 (5) Mr. Faroudja served as the Company's President prior to June 1996, and currently serves as the Company's Chief Technical Officer, Chairman of the Executive Committee of the Board of Directors and Director. He has performed these roles under an advisory agreement since March 1998. See-- Employment Agreements.

 (6) These shares are issuable upon exercise of stock options granted under the 1997 Option Plan.

 (7) Mr. Moone joined the Company in June 1996, and the amount reported for that period represents his salary in 1996 on a pro-rated basis. Mr. Moone resigned his positions with the Company in October 1998, but will continue to receive base salary until October 1999. See--Employment Agreements.

 (8) These shares are issuable upon exercise of stock options granted under the 1995 Employee Stock Option Plan (the "1995 Option Plan").

 (9) Mr. Butler joined the Company in May 1996 and the amount reported represents his salary on a pro-rated basis based on an annual salary of $200,000. Includes a grant of options in 1996 to purchase 172,964 shares under the 1995 Option Plan at an exercise price of $3.83 and a grant of options to purchase 23,000 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years.

(10) Includes $54,000 received under an agreement with the Company dated March 6, 1996, pursuant to which Mr. Butler will receive a bonus of $1.08 per option upon exercise of his first 138,370 options granted under the 1995 Option Plan.

(11) Mr. Harvey joined the Company in June 1997, and the amount reported represents his salary in 1997 on a pro-rated basis based on an annual salary of $200,000. Includes a grant of options in 1997 to purchase 100,000 shares under the 1997 Option Plan at an exercise price of $7.50. The options vest over four years.

(12) Mr. Boschwitz joined the Company in June 1997, and the amount reported for that year represents his salary in 1997 on a pro-rated basis based on an annual salary of $150,000. Includes a grant of options in 1997 to purchase 80,000 shares under the 1997 Option Plan at an exercise price of $7.50. The options vest over four years.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to options granted to each Named Executive Officer during Fiscal 1998.

                                                     INDIVIDUAL GRANTS                          POTENTIAL REALIZED
                                 ----------------------------------------------------------      VALUE AT ASSUMED
                                                 PERCENT OF                                      ANNUAL RATES OF
                                  NUMBER OF     TOTAL OPTIONS                                 STOCK APPRECIATION FOR
                                  SECURITIES     GRANTED TO     EXERCISE PRICE                    OPTION TERM(1)
                                   OPTIONS      EMPLOYEES IN      PER SHARE     EXPIRATION   ------------------------
NAME                              GRANTED(#)     FISCAL 1998      ($/SHARE)        DATE        5%($)        10%($)
-------------------------------  ------------  ---------------  --------------  -----------  ----------  ------------
Glenn W. Marschel, Jr. ........    400,000(2)          59.6%     $    3.75(3)      10/6/08   $  943,342  $  2,390,614

Yves C. Faroudja ..............     22,500              3.4           8.12(4)      3/10/03       29,083        84,544

Michael J. Moone ..............         --               --             --              --           --            --

Donald S. Butler ..............         --               --             --              --           --            --

Thomas A. Harvey ..............         --               --             --              --           --            --

Kenneth S. Boschwitz ..........         --               --             --              --           --            --

------------------------

(1) As suggested by the rules of the Securities and Exchange Commission, the Company used assumed rates of the Company's stock price appreciation in calculating the potential realizable value of executive stock options (calculated based upon a 10-year option term, with compounded appreciation at 5% and 10% rates). The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the option's exercise price so that there is no assurance the value realized by an executive will be at or near the values estimated above. The Company does not advocate or necessarily agree that the stated assumed annual rates of appreciation properly determine the value of the options. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period.

(2) Consists of 281,250 options granted pursuant to the Company's 1997 Option Plan that vest monthly over three years and 118,750 options, the first 100,000 of which vest immediately and the balance of which vest monthly over three years.

(3) These options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors of the Company.

(4) These options vest monthly over three years and, in accordance with the provisions of the 1997 Option Plan applicable to an optionee that holds more than 10% of the voting stock of the Company, were granted at an exercise price equal to 110% of the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors of the Company.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth certain information regarding the exercise of stock options during Fiscal 1998 and stock options held as of December 31, 1998 by the Named Executive Officers.

                                                             FISCAL YEAR-END OPTION VALUES
                                  -----------------------------------------------------------------------------------
                                                                 NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                       OPTION EXERCISES               OPTIONS HELD            IN-THE-MONEY OPTIONS
                                  ---------------------------    AT FISCAL YEAR END(#)      AT FISCAL YEAR END($)(1)
                                  SHARES ACQUIRED    VALUE     --------------------------  --------------------------
NAME                              ON EXERCISE(#)   REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  ---------------  ----------  -----------  -------------  -----------  -------------
Glenn W. Marschel, Jr.(2).......            --             --     116,667        283,333           --             --

Michael J. Moone(3).............            --             --     288,463             --           --             --

Yves C. Faroudja(2).............            --             --       5,625         16,875           --             --

Donald S. Butler(3).............        50,000     $  379,750      73,206         72,758           --             --

Thomas A. Harvey(2).............            --             --      37,500         62,500           --             --

Kenneth S. Boschwitz(2).........            --             --      30,000         50,000           --             --

------------------------

(1) Based upon the closing price of Company's Common Stock as reported on the Nasdaq Stock Market on December 31, 1998, $3.125, none of the options held by the Named Executive Officers were "in-the-money."

(2) These options were granted pursuant to the 1997 Option Plan, except for 118,750 of the options granted to Mr. Marschel. All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors. Options granted under the 1997 Option Plan generally vest over a four year period at the rate of 1/4 on the first anniversary of the date of grant and 1/48th of the shares each month thereafter. Options granted under the 1997 Option Plan to Messrs. Marschel and Faroudja vest over a three year period at the rate of 1/36th of the shares monthly. Additional options granted to Mr. Marschel vest immediately with respect to 100,000 shares and over a three-year period at the rate of 1/36th of the shares monthly for the balance.

(3) Each of these options was granted pursuant to the 1995 Option Plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors, and vest over a four year period at the rate of 1/4 on the first anniversary of the date of grant and 1/48th of the shares each month thereafter.

EMPLOYMENT AGREEMENTS

    In March 1996, the Company entered into an employment agreement with Yves C. Faroudja for a term of two years, pursuant to which Mr. Faroudja was to serve as Chief Technical Officer ("CTO") of the Company at an annual base salary of $100,000 for the first year and $66,600 for the second year (the "Faroudja Employment Agreement"). Mr. Faroudja was required to devote at least one-half of his time to the Company during the first year of the Faroudja Employment Agreement and at least one-third of his time to the Company during the second year of the Faroudja Employment Agreement. Mr. Faroudja could not engage in any other business activities that interfered with the performance of his duties under the Faroudja Employment Agreement with the Company, and the Faroudja Employment Agreement contained a covenant not to compete. Mr. Faroudja's annual base salary was to increase proportionately if Mr. Faroudja contributed more than one-half of his time to the Company during the first year and/or more than one-third of his time to the Company during the second year of his employment with the Company, with a maximum annual base salary during the first and second years of $200,000 for each year. Mr. Faroudja was entitled under the Faroudja Employment Agreement to participate in all insurance and benefit plans generally available to the employees of the Company.

    The Faroudja Employment Agreement was superceded on March 8, 1998 by an agreement entered into between the Company and Mr. Faroudja for a term of three years pursuant to which Mr. Faroudja will serve as the Company's CTO until a new CTO is identified and hired (the "Advisory Agreement"). Thereafter, Mr. Faroudja will serve as a Senior Fellow to the Company, advising the Company in a variety of areas, with time to be devoted at Mr. Faroudja's discretion. Under the Advisory Agreement, Mr. Faroudja is paid a fee of $150,000 per year and was granted a five-year option to purchase an aggregate of 22,500 shares of Common Stock. Mr. Faroudja is entitled to the use of a Company automobile and medical insurance to be paid for by the Company in an amount not to exceed $13,680 per year. The Advisory Agreement may only be terminated by the Company for cause (as defined in the Advisory Agreement). If the Advisory Agreement is terminated due to Mr. Faroudja's disability, he will be entitled to his annual base salary for an additional six months. Mr. Faroudja has elected to terminate the agreement on June 30, 1999.

    On July 8, 1996, the Company entered into an employment agreement with Michael J. Moone for a term of four years, pursuant to which Mr. Moone served as President, Chief Executive Officer and a director of the Company at an annual base salary of $175,000. Effective January 1, 1997, Mr. Moone's annual base salary was increased to $250,000. The agreement provided for an annual bonus of up to 100% of his annual base salary at the discretion of the Board of Directors and participation in all insurance and benefit plans generally available to the employees of the Company. Mr. Moone was granted options under the 1995 Option Plan to purchase 456,432 shares at an exercise price of $3.83 per share and 72,500 shares at an exercise price of $3.91 per share. Mr. Moone's employment with the Company ended with his resignation on October 6, 1998. In accordance with an agreement between Mr. Moone and the Company dated November 30, 1998, Mr. Moone will continue to receive base salary at the rate of $250,000 for one year from his resignation and may exercise the 288,463 options which were vested at that time until July 8, 1999.

    Glenn W. Marschel, Jr. joined the Company on October 6, 1998 assuming the positions of President, Chief Executive Officer and Co-Chairman of the Board of Directors. His annual base salary is $240,000. On his hire date Mr. Marschel was granted options under the 1997 Option Plan to purchase 281,250 shares at an exercise price of $3.75, which vest monthly over a three year period. In addition, Mr. Marschel was granted options to purchase 118,750 shares at an exercise price of $3.75, of which options to purchase 100,000 shares vested immediately and the balance vest monthly over three years.

    Dr. Nikhil Balram joined the Company on January 28, 1999 as it Vice President--Advanced Technology, and will receive a pro-rated annual salary of $150,000 in 1999. He is also eligible for a discretionary bonus at the end of the year. He was granted options to purchase 125,000 shares under the 1997 Option Plan at an exercise price of $3.125, which options are subject to stockholder approval of the proposed amendment to the 1997 Performance Stock Option Plan. Dr. Balram's options vest over four years. If Dr. Balram's employment is terminated without cause during his first year of employment with the Company, he will continue to receive salary for twelve months from his start date and, during that period, his options will continue to vest.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines the compensation to be paid to the Company's executive officers and directors. The Committee is responsible for setting and administering the policies which govern annual compensation, the Company's 1997 Non-Employee Directors Stock Plan, the 1997 Performance Stock Option Plan, the 1997 Employee Stock Purchase Plan, and the 1995 Stock Option Plan.

    There are three elements in the Company's executive compensation program, all determined by individual and corporate performance:

    - Annual base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

    In designing its compensation programs, the Company believes that compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

    - Attract and retain key executives critical to the long-term success of the Company.

    - Reflect and promote the Company's values, and reward executives for outstanding contributions to the Company's success.

    - Reward executives for long-term strategic management and the enhancement of stockholder value by providing opportunities for ownership in the Company.

    - Provide incentives for performance, not only with respect to the achievement of the Company's goals, but also the Company's performance relative to that of its peers in the technology industry.

    - Align the interests of the Company's executive officers with those of the Company's stockholders through participation in stock-based incentive plans.

EXECUTIVE OFFICER COMPENSATION PROGRAM

ANNUAL BASE SALARY

    In reviewing the annual base compensation of executive officers, the Compensation Committee considers the individual executive's performance for the year, the Company's overall performance for the year, the compensation for executives at competing companies in the technology industry, current market conditions, and the recommendations of the Company's Chief Executive Officer. The Company's general approach to annual base salary compensation is to pay annual salaries which are competitive with salaries paid to executives of similarly situated companies in the technology industry, after considering the individual executive's experience and prior and potential contributions to the Company. The annual base salary for Michael Moone for 1998 was initially based on his rights under an employment agreement, entered into on July 8, 1996 and amended on January 1, 1997, which provided for an annual base salary of $250,000. The Committee determined to continue Mr. Moone's salary at that level in view of the prior and expected future contributions of the Chief Executive Officer to the Company's growth. The Committee determined that an annual base salary of $240,000 was appropriate for Glenn Marschel, who assumed the prior Chief Executive Officer's responsibilities. The Committee believes the annual base salary for the Company's Chief Technical Officer and five Vice Presidents are commensurate with the current incumbents' level of experience and prior and potential future contributions to the Company.

ANNUAL INCENTIVE COMPENSATION

    The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. The Committee's practice with regard to awarding annual bonuses to executive officers is to establish measures of performance that the Committee determines to be appropriate under the circumstances and to assign relative weight to any such factors. The Committee focuses particularly on such factors as growth in earnings and increased market share in the Company's products, as well as discretionary factors in determining whether or not bonuses are paid. In making such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to the bonuses of executive officers other than himself.

STOCK EQUITY BASED COMPENSATION

    The Company believes that stock ownership is a significant incentive for the improvement of the long-term performance of the Company by aligning the interests of the executive officers and stockholders which, in turn, will help build stockholder wealth. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. In January 1997, the Company adopted the 1997 Performance Stock Option Plan (the "1997 Option Plan") to succeed the earlier 1995 Stock Option Plan. The 1997 Option Plan is applicable to the employees of the Company (including inside directors and officers) and authorizes the Compensation Committee to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and exercisability thereof. In making its determination to grant options under the 1997 Option Plan, the Committee analyzes, among other things, the executive's level of responsibility and the role in positively influencing future results.

COMPENSATION OF GLENN W. MARSCHEL, JR., THE CHIEF EXECUTIVE OFFICER

    On October 6, 1998, the Company engaged Glenn Marschel to serve as President, Chief Executive Officer and Co-Chairman of the Board of Directors for an annual base salary of $240,000. The Committee reviewed the annual base salary and considered it to be appropriate based on the same executive compensation policy exercised above with respect to executive officers of the Company. Factors the Compensation Committee considered in determining that this salary was reasonable included personal qualifications and experience of Mr. Marschel, the Company's anticipated executive requirements and compensation levels at similar technology companies.

                                          Compensation Committee
                                          William J. Turner
                                          William N. Sick, Jr.

PRICE PERFORMANCE GRAPH

    Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the Nasdaq Stock Market Index ("NASDAQ") and the Hambrecht & Quist Technology Index, from the Company's initial public offering on October 30, 1997 through the end of Fiscal 1998. The measurement points utilized in the graph consist of the last day in each calendar quarter.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         10/30/97     12/97      03/98      06/98      09/98      12/98
FAROUDJA, INC.                                 100        173        165        142         77         52
NASDAQ STOCK MARKET (U.S.)                     100        100        117        121        109        141
HAMBRECHT & QUIST TECHNOLOGY                   100         97        117        120        107        151

         *$100 INVESTED ON 10/30/97 IN STOCK OR INDEX --
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING DECEMBER 31.

                              CERTAIN TRANSACTIONS

YVES FAROUDJA LICENSE AGREEMENT

    On January 20, 1997 (the "Effective Date"), the Company entered into a license agreement (the "License Agreement") with Yves Faroudja with respect to all intellectual property, including all rights in inventions, works of authorship and designs owned by Mr. Faroudja prior to the Effective Date (collectively, the "Faroudja Technology"), pursuant to which Mr. Faroudja (1) granted to the Company a worldwide, perpetual, royalty-free, sublicensable license to exploit the Faroudja Technology, and (2) assigned to the Company his rights to all intellectual property, including all rights in inventions, works of authorship and designs, first owned by him during the period commencing on the Effective Date and ending on the date (the "Termination Date") he ceases to be an employee of the Company. The Company's license to the Faroudja Technology in the field of data processing for electronically displaying images to the human eye (the "Company Field") is exclusive subject to licenses previously granted by Mr. Faroudja. Mr. Faroudja has retained the non-exclusive, nontransferable rights to exploit the Faroudja Technology outside of the Company Field. The License Agreement remains in effect during the term of the Advisory Agreement between Mr. Faroudja and the Company. See "Executive Compensation--Employment Agreement." The Company's right to use the Faroudja Technology and rights to enforce rights granted thereunder survive the termination of the License Agreement.

    As consideration for the License Agreement, Mr. Faroudja was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrant vests as to 1/36th of the total shares for each full month after January 20, 1997 provided that Mr. Faroudja is then either (i) employed by the Company (as a full or part-time employee), or (ii) acting as a member of the Board of Directors of the Company. Certain registration rights and anti-dilution provisions are provided to Mr. Faroudja as contained therein.

    Mr. Faroudja, the Company and General Instrument Corporation ("GI") are parties to a world-wide license agreement dated May 1, 1996 pursuant to which GI licensed certain patents to the Company and the Company licensed certain patents to GI relating to video compression and decompression. The licenses are royalty-free so neither party is obligated to pay, nor entitled to receive, license fees from the other party. The agreement grants exclusive rights to each company in defined fields of use, includes the right to grant sublicenses and extends until the last to expire of the licensed patents. As a result of that agreement, GI could produce products in the field of scan conversion of source material presented to a compression system competitive with the Company's upconverter products.

REGISTRATION RIGHTS AGREEMENT

    The Company and Yves Faroudja and Isabell Faroudja are parties to a Registration and Shareholders Rights Agreement dated March 7, 1997, which grants to Mr. and Mrs. Faroudja certain rights to include their Company stock in Company registered public offerings, subject to certain limitations. In connection with the Company's Registration Statement on Form S-1 declared effective on August 12, 1998, a disagreement arose between Mr. and Mrs. Faroudja and the Company with regard to whether they had received appropriate notice and opportunity to exercise their registration rights and participate in the offering described therein. In order to resolve the disagreement in an amicable and mutually beneficial manner, by letter dated January 28, 1999, the Company agreed that if requested by the Faroudja's it would, on one occasion, use its reasonable efforts, at Company expense, to register the offer and sale of the Faroudjas' stock. This undertaking is subject to registration on Form S-3, or an equivalent SEC form, being available for the securities to be registered and allows the Company to defer such registration if filing such a registration would be seriously detrimental to the Company.

CONSULTING AGREEMENTS

    In December 1996, the Company entered into a three year consulting agreement ("Adelson Consulting Agreement") with Merv Adelson, a director of the Company, pursuant to which Mr. Adelson agreed to provide certain consulting services in the analysis and implementation of potential strategic alliances ("Proposed Strategic Alliances") in the specific field of TV signal enhancement for TV, cable TV, satellite TV and DVDs, including, but not limited to (i) providing the Company with a list of possible corporate investors, partners, customers, buyers, lenders and joint ventures ("Proposed Strategic Alliance Partners"),
(ii) coordinating and making approaches to Proposed Strategic Alliance Partners, and (iii) assisting in the negotiation of the principal forms of Proposed Strategic Alliances and preparation of all contracts, documents, approvals and related matters necessary to consummate a Proposed Strategic Alliance with a Proposed Strategic Alliance Partner. On December 17, 1997, the Adelson Consulting Agreement, which had provided that the Company would compensate Mr. Adelson for any strategic alliance or combination of strategic alliances during the term of the agreement in which the Company receives consideration (as defined in the amendment to the agreement) of at least $5 million, through the issuance of a three year warrant to Mr. Adelson for the purchase of 65,152 shares of Common Stock with an exercise price of $0.15 per share ("Adelson Contingent Warrant"), was amended. The Adelson Consulting Agreement was amended to compensate Mr. Adelson for services valued at less than $5 million by providing for the immediate issuance of the Adelson Contingent Warrant, with the number of shares for which the Warrant may be exercised currently to be determined by the Company's Board of Directors, from time to time, based upon the level of consideration received by the Company as a result of Mr. Adelson's services. On December 17, 1997, the Board of Directors determined that consideration expected to be received by the Company as a result of Mr. Adelson's services was $1,666,666 and made the Adelson Contingent Warrant currently exercisable with respect to 21,718 shares of Common Stock as of that date. During the term of the Consulting Agreement, the Company also agreed to use its best efforts to cause the election to the Board of Directors of Mr. Adelson (or a designee of Mr. Adelson reasonably acceptable to the Board of Directors) and an additional designee of Mr. Adelson reasonably acceptable to the Board of Directors. Mr. Buchalter serves on the Board of Directors as Mr. Adelson's designee. The Board of Directors and Mr. Adelson have agreed to amend the Adelson Consulting Agreement to extend its term until February 9, 2000.

LICENSE AGREEMENT WITH S3

    In March 1997, the Company entered into a license agreement with S3 Incorporated ("S3") to develop integrated circuits incorporating the Company's video processing technologies for use in PCs. Portions of the license were exclusive for certain markets for a period of five years provided that performance criteria, including minimum license fees were satisfied. S3 has not made minimum license payments necessary to maintain its exclusive rights with respect to any periods after March 31, 1998. No director, officer or affiliate of S3 is an affiliate of the Company.

    On June 30, 1997, the Company issued 526,316 shares of Common Stock to S3 for an aggregate purchase price of $5.0 million. Under the terms of the Stock Purchase Agreement and an Investor's Rights Agreement, S3 is entitled to certain anti-dilution and registration rights as described therein. The anti-dilution provisions of the Stock Purchase Agreement provided that S3 was entitled to receive additional shares if the Company's initial public offering was at a price of less than $9.50 per share. Based on the Company's initial public offering price of $6.00, the Company issued 307,018 additional shares of Common Stock to S3. Under the purchase agreement, S3 has the right to have an observer attend meetings of the Company's Board of Directors and committees thereof, except that the Company may exclude the observer from a meeting of the Board of Directors or portion thereof if (i) such meeting concerns the relationship between the Company and S3, or (ii) such attendance would result in disclosure of trade secrets to S3 or would adversely affect the attorney-client privilege between the Company and its counsel.

    Mr. Buchalter is Of Counsel to the California law firm of Buchalter, Nemer, Fields and Younger, which from time to time provides legal services to the Company.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PROPOSAL TO AMEND THE
                  FAROUDJA 1997 PERFORMANCE STOCK OPTION PLAN

    The stockholders will be asked to consider and act upon a proposal to amend the Faroudja 1997 Performance Stock Option Plan (the "1997 Option Plan"). The 1997 Option Plan was adopted and approved by the Company's stockholders on January 2, 1997.

PROPOSED AMENDMENTS TO THE 1997 OPTION PLAN

    The Board has proposed an amendment to the 1997 Option Plan to increase the number of shares available for issuance upon the exercise of stock options under the 1997 Option Plan by 500,000 shares to 1,625,000.

REASONS FOR THE AMENDMENTS

    The 1997 Option Plan currently authorizes the issuance of options to acquire an aggregate of 1,125,000 shares. As of March 31, 1999, 52,911 shares were available for the issuance of additional options. This balance does not give effect to options granted under the 1997 Option Plan by the Board of Directors on January 14, 1999. At that time, the Board granted options to purchase an aggregate of 335,000 shares to Messrs. Butler (90,000 shares), Harvey (40,000 shares), Boschwitz (40,000 shares), Balram (125,000 shares) and another executive of the Company (40,000 shares). These grants were conditioned upon stockholder approval of an amendment to the 1997 Option Plan increasing the number of shares available for issuance upon the exercise of options. The Board of Directors considered, among other things, the Company's reliance primarily on stock options in place of long-term cash based bonuses to provide long term incentive compensation to its employees. The Board of Directors believes it is in the best interests of the Company to make available such options to the key employees named above and to attract and retain other talented individuals. In order to permit the Company to continue the policy of using the 1997 Option Plan for these purposes, additional shares must be made available under the 1997 Option Plan.

    An amendment to the 1997 Option Plan, increasing the number of shares available for issuance upon the exercise of stock options, was approved at the 1998 Annual Meeting of Stockholders. During 1998 the option shares available for issuance was depleted, primarily due to the unanticipated departure of the Company's chief executive officer and chief financial officer. Options to purchase an aggregate of 406,250 shares were granted under the 1997 Option Plan to individuals recruited to fill those positions. See "Executive Compensation--Option Grants in Last Fiscal Year." Certain stock options granted under the 1995 Stock Option Plan held by departing executives were cancelled in connection with their departure. The cancellation of those options did not increase the number of shares available for future option grants, because no further options may be issued under the 1995 Stock Option Plan and shares reserved for issuance under the 1995 Stock Option Plan cannot be transferred to the 1997 Option Plan.

SUMMARY OF THE 1997 OPTION PLAN

    The 1997 Option Plan was adopted by the Board of Directors and Stockholders of the Company on January 2, 1997 and was amended on June 13, 1997 and June 10, 1998. The 1997 Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

PURPOSE

    The purpose of the 1997 Option Plan is to further the growth and success of the Company and its subsidiaries by enabling the employees and consultants of the Company and its subsidiaries to acquire shares of Common Stock, thereby increasing their personal interest in the growth and success of the Company and providing a means of rewarding outstanding performance.

    Options granted under the 1997 Option Plan may be either incentive stock options ("Incentive Stock Options") as that term is used in Section 422 of the Code, or any successor thereto, or options which do not qualify as incentive stock options ("Non-Qualified Stock Options"). Options granted to consultants shall be Non-Qualified Stock Options.

SHARES RESERVED

    There are currently 1,125,000 shares of Common Stock reserved for issuance upon exercise of options granted under the 1997 Option Plan. If the Stockholders approve the amendment, there will be 1,625,000 shares reserved for issuance. Shares of Common Stock will be made available from authorized but unissued shares of the Common Stock or from outstanding shares of Common Stock which have been reacquired by the Company. If any option granted under the 1997 Option Plan expires or becomes unexercisable for any reason without having been exercised in full, the unpurchased shares of Common Stock subject to such option shall again become available for the grant of options under the 1997 Option Plan.

ADMINISTRATION

    The Board has delegated administration of the 1997 Option Plan to its Compensation Committee (the "Committee"). The Committee has full power and authority, in its discretion, to take any and all actions required or permitted to be taken under the 1997 Option Plan, including selecting optionees, determining the number of shares which may be covered by stock options, the date at which the options may be exercised or granted, whether or not options are Incentive Stock Options or Non-Qualified Stock Options, and other option terms and conditions.

ELIGIBILITY

    Options may be granted to any person who, on the date of grant, is an employee of, or consultant to, the Company or any of its subsidiaries, except that (i) no options may be granted to any optionee possessing more than 10% of the voting power of all classes of stock of the Company or its subsidiaries unless the exercise price is fixed at not less than 110% of the fair market value on the date of grant and the option is not exercisable after five years from the date of grant, (ii) no options may be granted to any person serving on the Committee, and (iii) no options may be granted to any optionee if such options are in excess of 25% of the options issued or issuable under the 1997 Option Plan for any particular year.

    The Company may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all Incentive Stock Option plans of the Company) shall not exceed $100,000. Should it be determined that any Incentive Stock Option granted pursuant to the 1997 Option Plan exceeds such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not to qualify for treatment as an Incentive Stock Option under Section 422 of the Code to the extent, but only to the extent, of such excess.

OPTION PRICE

    The exercise price of each Incentive Stock Option shall be determined by the Committee and shall not be less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted; provided, however, that the exercise price of the Common Stock subject to the Incentive Stock Option may not be less than 110% of such fair market value (without regard to any restriction other than a restriction which, by its terms, will never lapse) if the optionee owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The exercise price of each Non-Qualified Stock Option shall be determined by the Committee and shall not be less than 85% of the fair market value of the shares of Common Stock on the date of grant.

    An option shall be exercised by written notice to the Company upon terms and conditions set forth in the optionee's stock option agreement. The purchase price of Common Stock acquired pursuant to an option shall be paid by (i) a certified or cashier's check payable to the order of the Company, (ii) by transfer to the Company of shares of Common Stock owned by the optionee having a fair market value on the exercise date equal to the option price for the shares being purchased, or (iii) by a combination of both. Any person or persons other than the optionee, that attempts to exercise the option shall be required to furnish the Company with documentation satisfactory to Company counsel that such person or persons have the full legal right and power to exercise the option on behalf of the optionee.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER, CONSOLIDATION

    If the outstanding shares of the Common Stock of the Company are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued on account of any such adjustment. Upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company where the Company is the surviving corporation and the stockholders immediately prior to such transaction do not own at least 80% of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation, or upon a sale of substantially all of the assets or 80% of the outstanding Common Stock, the 1997 Option Plan will terminate and any options granted prior thereto shall become immediately exercisable in full and shall remain exercisable until the effective date of such transaction.

VESTING

    The Committee shall determine vesting periods for options granted under the 1997 Option Plan that will be set forth in the option agreement. Notwithstanding the foregoing, all options will vest at a rate of at least 20% per year over 5 years from the date of grant.

EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

    Subject to earlier termination as provided in the 1997 Option Plan, each option granted and all rights or obligations thereunder by its terms shall expire on such date as the Committee may determine as set forth in such stock option agreement, but not later than (i) 5 years from the date of grant in the case of any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to Section

424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, and (ii) 10 years from the date of grant in the case of all other options. Except in the event of termination of employment due to death, disability or "termination for cause" (as determined by the Committee which shall be binding on the optionee), options will terminate 90 days after an optionee ceases to be employed by the Company or its subsidiaries unless the options by their terms were scheduled to terminate earlier but only as to such number of shares as to which the option was exercisable on the date of termination. If termination occurs by reason of disability (as defined in Section 22(e)(3) of the Code) or due to the optionee's death, such period shall be extended to one year. If employment is terminated for cause, the optionee's period to exercise will be reduced to thirty days. In addition, the option agreement may provide that subsequent to the grant of any option, the Committee may, in its sole discretion, terminate in whole or in part, any portion of such option which has not yet become exercisable if it determines that the optionee is not satisfactorily performing the duties to which such optionee was assigned on the date such option was granted. Simultaneously with the consummation of the sale of the Company, options will terminate if such optionee was given an opportunity to exercise such options.

    An option by its terms may only be transferred by will or by laws of descent and options shall be exercisable during the lifetime of the person to whom the option is granted only by such person. Notwithstanding the foregoing, a third party may exercise an option if such person provides to the Company proof, satisfactory to the Company's counsel, of his or her right to exercise the option.

TERMINATION AND AMENDMENT OF THE 1997 OPTION PLAN

    The 1997 Option Plan will terminate in 2007, or upon such earlier date determined by the Board. The 1997 Option Plan will also terminate upon liquidation, reorganization, merger or consolidation of the Company as discussed above. No options may be granted under the 1997 Option Plan after it is terminated. No amendment of the 1997 Option Plan may, without the consent of the person to whom an option shall theretofore have been granted, impair or adversely alter the rights of such person with respect to such option. No modification, extension, renewal or other change in any option granted under the 1997 Option Plan shall be made after the grant of such option, unless the same is consistent with the provisions of the 1997 Option Plan.

    The 1997 Option Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 1997 Option Plan, no amendment shall be effective unless approved by a vote of a majority of the outstanding shares of the common stock of the Company, represented in person or by proxy and entitled to vote, at a meeting of the stockholders of the Company and any adjournment or postponement thereof if the amendment will: (a) materially modify the requirements as to eligibility for participation in the 1997 Option Plan, (b) increase the number of shares reserved for options under the 1997 Option Plan, (c) change the exercise price for Incentive Stock Options,
(d) lengthen the term during which Incentive Stock Options may be granted, or
(e) materially increase the benefits accruing to participants under the 1997 Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the 1997 Option Plan, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed. Each employee should consult his or her tax advisor with respect to the specific tax consequences of his or her participation in the 1997 Option Plan.

    Generally, when an option qualifies as an Incentive Stock Option under
Section 422 of the Code: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option, (ii) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an optionee of Common Stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the optionee. If such Common Stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the aggregate fair market value of the shares, as of the date of exercise, less the option price, or (ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain.

    Capital gain recognized by an optionee on shares held more than one year but less than 18 months prior to disposition will be taxable at a maximum rate of 28%; capital gain recognized on shares held for more than 18 months will be taxable at a maximum rate of 20%.

    While the exercise of an Incentive Stock Option does not result in current taxable income, there are implications with regard to the alternative minimum tax. Upon the exercise of an Incentive Stock Option, the difference between the fair market value of Common Stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax (presently at the rate of 26% on the first $175,000 of alternative minimum taxable income and 28% on amounts in excess of $175,000 for individuals), which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

    In the case of stock options which do not qualify as an Incentive Stock Option (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a Non-Qualified Stock Option will constitute compensation for which withholding may be required under federal and state law.

    Subject to special rules applicable when an optionee uses Common Stock of the Company to exercise an option, shares acquired upon exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the date on which ordinary income is recognized and the holding period for the shares generally will begin on such date. Upon subsequent disposition of the shares, the optionee normally will recognize capital gain or loss.

    The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) recognized by the optionee in the case of a "disqualifying disposition" of shares of Common Stock received upon exercise of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option.

    Federal income tax laws limit to $1,000,000 the annual amount publicly held corporations may deduct for reasonable compensation paid to certain executive officers (including compensation attributable to stock options) if such reasonable compensation does not qualify as "performance based compensation" or compensation paid on a "commission basis." The $1,000,000 limitation is determined for each executive officer to which the deduction applies.

    If, as a result of certain changes in control of the Company, certain employee options become immediately exercisable, the additional economic value attributable to the acceleration may be deemed an "excess parachute payment" to the extent the additional value (when combined with the value of other change of control payments) equals or exceeds 300% of the employee's average annual taxable compensation over the five calendar years preceding the change of control. Any such excess over the employee's average annual taxable compensation will be subject to a 20% excise tax. To the extent that an excess parachute payment is not deductible and is paid to an executive officer whose compensation is subject to the $1,000,000 deduction limitation rules, the $1,000,000 deduction limitation is reduced by such amount, but not below zero.

GRANT OF OPTIONS

    The following table sets forth certain information with respect to options granted under the 1997 Option Plan as of December 31, 1998.

                                                                            NUMBER OF OPTIONS
                                                                            GRANTED UNDER 1997
NAME AND POSITION                                                              OPTION PLAN
--------------------------------------------------------------------------  ------------------
Glenn W. Marschel, Jr.
  President, Chief Executive Officer and Director.........................         281,250

Yves C. Faroudja
  Chief Technical Officer, Secretary and Director.........................          22,500

Donald S. Butler
  Senior Vice President--Engineering......................................              --

Thomas A. Harvey
  Vice President--Sales and Marketing.....................................         100,000

Kenneth S. Boschwitz
  Vice President--Business Development, General Counsel
  and Secretary...........................................................          80,000

All current Directors who are not executives as group.....................          50,000

Non-executive employees as a group........................................         431,475

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE FAROUDJA 1997 PERFORMANCE STOCK OPTION PLAN.

                            INDEPENDENT ACCOUNTANTS

    The firm of Ernst & Young LLP served as the Company's independent accountants for Fiscal 1998. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interests of the Company.

              STOCKHOLDERS' PROPOSALS FOR THE 2000 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of Proxy for that meeting no later than January 6, 2000.

                           AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF THAT STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: ROBERT A. SHEFFIELD, CHIEF FINANCIAL OFFICER, FAROUDJA, INC., 750 PALOMAR AVENUE, SUNNYVALE, CALIFORNIA 94086.

PROXY                            FAROUDJA, INC.

    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FAROUDJA, INC. (THE "COMPANY") FOR USE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS (THE "MEETING") TO BE HELD ON JUNE 10, 1999, AT 9:00 A.M., AT THE OFFICES OF THE COMPANY, LOCATED AT 750 PALOMAR AVENUE, SUNNYVALE, CALIFORNIA.

    The undersigned hereby appoints Glenn W. Marschel, Jr. and Robert A. Sheffield, or either one of them, as Proxies, with full power of substitution, to vote all shares of Common Stock of the Company held of record by the undersigned on April 16, 1999 at the Meeting or at any adjournments thereof, on the proposals set forth below and in their discretion upon such other business as may properly come before the Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1 AND A VOTE TO APPROVE AN AMENDMENT TO THE COMPANY'S 1997 PERFORMANCE STOCK OPTION PLAN.

1.  ELECTION OF DIRECTORS

    / /  FOR the nominee listed below for the term set forth in the Proxy
       Statement (except as marked to the contrary below).

    / /  WITHHOLD AUTHORITY to vote for the nominee listed below.

                               GLENN W. MARSCHEL, JR.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2.  AMENDMENT TO THE COMPANY'S 1997 PERFORMANCE STOCK OPTION PLAN

    / /  FOR approval of the amendment on the terms set forth in the Proxy
       Statement.

    / /  AGAINST the approval of the amendment.

    / /  ABSTAIN to vote for the approval of the amendment.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

    This proxy, when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Proxy Statement dated May 7, 1999 is acknowledged.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID
                                   ENVELOPE.
                                              Date: ______________________, 1999
                                              __________________________________
                                                         (Signature)
                                              __________________________________
                                                         (Signature)

                                              Please sign exactly as your name
                                              appears hereon. When signing as
                                              attorney, executor, administrator,
                                              trustee, guardian or corporate
                                              officer, please include full
                                              title.